UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2023

FRANCHISE GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35588 (Commission File Number)	27-3561876 (IRS Employer Identification No.)

109 Innovation Court, Suite J

Delaware, Ohio 43015

(Address of Principal Executive Offices) (Zip Code)

(740) 363-2222

(Registrant's telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FRG	Nasdaq Global Market
7.50% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference of $25.00 per share	FRGAP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 10, 2023, Franchise Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Freedom VCM, Inc., a Delaware corporation (“Parent”) and Freedom VCM Subco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub shall merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger,” and together with the transactions contemplated by the Merger Agreement, the “Transaction”). The buyer group includes members of the senior management team of the Company, led by Brian Kahn, the Company’s Chief Executive Officer, in financial partnership with a consortium that includes B. Riley Financial, Inc. and Irradiant Partners.

Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (a) each share of common stock of the Company, par value $0.01 per share (each, a “Share”) held by stockholders (other than the Excluded Shares as defined by the Merger Agreement, the definition of which includes the Company’s Preferred Shares (as defined below), Shares for which the holder has duly exercised appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, Shares or Preferred Shares owned by B. Riley Financial, Inc. (“B. Riley”), Parent Merger Sub, the Company and any of their respective affiliates or subsidiaries and Rollover Shares, as defined below) will receive $30.00 in cash per Share (the “Public Stockholder Per Share Price”); (b) each share of preferred stock of the Company (each, a “Preferred Share”) will be converted or, at the election of the Company (which shall be made solely at Parent’s direction), redeemed, in each case in accordance with that certain Certificate of Designation of 7.50% Series A Cumulative Perpetual Preferred Stock of the Company, dated as of September 18, 2020; and (c) each Rollover Share shall not be entitled to the Public Stockholder Per Share Price and shall instead be subject to the treatment provided in the Rollover Agreement, as described below.

Treatment of Equity Awards. At the Effective Time, on the terms and subject to the conditions of the Merger Agreement and unless otherwise agreed between Parent and any holder, each then-outstanding Company option, restricted stock unit and performance-based restricted stock unit (“PRSU”), whether vested or unvested, will be cashed out based on the Public Stockholder Per Share Price, less any applicable withholdings. Each then-unvested PRSU will become fully vested with respect to the target number of Shares covered by such award. At the Effective Time, each then-outstanding market-based restricted stock unit, most of which were granted in June of 2021 to select employees, will be cancelled for no consideration.

Board and Special Committee Recommendation. The independent directors of the Company Board of Directors (the “Board”), acting on the unanimous recommendation of a special committee of the Board (the “Special Committee”) consisting of independent and disinterested directors of the Company that was formed to negotiate and evaluate a potential transaction with certain members of Company management and B. Riley, have unanimously: (i) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement; (ii) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company and the holders of the Shares (other than Excluded Shares that are not Dissenting Shares and Shares held by Affiliated Stockholders, each as defined in the Merger Agreement) (the “Public Stockholders”); and (iii) resolved to recommend to the Board that the Public Stockholders adopt the Merger Agreement at a meeting of stockholders to be held for the purpose of voting upon the Transaction (the “Company Stockholders Meeting”). Mr. Kahn recused himself from the Board approval due to his status as a Rollover Stockholder (as defined below).

Non-Solicitation and Go-Shop. Beginning on the date of the Merger Agreement and continuing until 11:59 p.m. New York time on June 9, 2023 (the “Go-Shop Period”), the Company and its representatives may, subject to certain conditions under the Merger Agreement: (i) solicit, initiate, propose or induce the making of alternative acquisition proposals from third parties, (ii) furnish non-public information to such third parties in connection with such proposals and (iii) participate in discussions or negotiations with third parties with respect to such proposals. Following the expiry of the Go-Shop Period, the Company will generally be restricted from soliciting alternative acquisition proposals, and subject to certain exceptions, engaging in discussions or negotiations with respect to such proposals or providing non-public information in connection with such proposals. Additionally, subject to certain customary “fiduciary out” exceptions, the Board and any committee thereof is required to recommend that the Company’s stockholders adopt the Merger Agreement.

Representations, Warranties and Covenants. The Merger Agreement contains customary representations and warranties from the parties, and each party has agreed to customary covenants, including, among others, covenants relating to: (i) the conduct of business during the interim period between the execution of the Merger Agreement and the Effective Time (including restrictions on certain actions, such as amendments to organizational documents, payment of dividends (other than certain dividends on the Preferred Shares as provided in the Merger Agreement) or redemptions, share issuances, distributions, incurrence of certain capital expenditures and indebtedness, acquisitions and dispositions, among others); and (ii) the obligation to use reasonable best efforts to take or cause to be taken all things necessary or advisable to consummate the Transaction; provided, that none of Parent, the Company or any of their respective Affiliates shall be required to commit to any divestiture or other remedy that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined in the Merger Agreement) without regard to the exceptions set forth therein.

Closing Conditions. Consummation of the Transaction is subject to certain customary conditions, including, among others, that: (i) the receipt of the vote in favor of the authorization of the Merger Agreement by (a) the holders of a majority of the outstanding Shares entitled to vote thereon and (b) a majority of the outstanding Shares (other than Shares held by the Affiliated Stockholders (as defined in the Merger Agreement) and their respective affiliates) entitled to vote thereon, in each case, at the Company Stockholders Meeting (the “Requisite Company Stockholder Approval”); (ii) expiration of the waiting period (and any extension thereof), if any, applicable to the consummation of the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976; (iii) the absence of any law or order that makes unlawful or prevents consummation of the Transaction; (iv) each parties’ representations and warranties are accurate, subject to customary materiality standards; and (v) each party shall have performed in all material respects its obligations under the Merger Agreement. Additionally, Parent’s obligation to close is subject to the condition that there has not occurred a Material Adverse Effect (as defined in the Merger Agreement) on the Company since the date of the Merger Agreement.

Termination; Termination Fees. The Merger Agreement provides for certain termination rights, including, among others, the right of the parties to terminate the Merger Agreement (i) by mutual written consent; (ii) if the Transaction has not been consummated as of November 10, 2023; (iii) if the Requisite Company Stockholder Approval is not obtained; (iv) if there is any order or applicable law prohibiting or permanently enjoining the Transaction; and (v) if the other party breaches its covenants or representations and such breach would result in the failure of a closing condition in favor of the other party, in each case subject to a cure period. In addition, the Company may terminate the Merger Agreement in order for the Board or Special Committee’s to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (each as defined in the Merger Agreement), and Parent may terminate the Merger Agreement if the Board or Special Committee changes its recommendation in favor of the Transaction. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Parent a termination fee of $20.72 million (except in the case the Merger Agreement is terminated in connection with a superior proposal during the Go-Shop Period, in which case such termination fee shall be $10.35 million), and Parent will be required to pay the Company a termination fee of $55 million (the “Parent Termination Fee”).

Financing. Parent has obtained equity financing and debt financing commitments for the purpose of financing the Transaction and paying related fees and expenses. B. Riley has committed to capitalize Parent at the closing of the Merger with an aggregate equity contribution up to $560 million on the terms and subject to the conditions set forth in an equity commitment letter. B. Riley has also guaranteed payment of certain obligations of Parent and Merger Sub, pursuant to the Limited Guarantee, as described below. Certain financial institutions have agreed to provide Parent with debt financing in an aggregate principal amount of up to $475 million on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of these lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions. While the Merger is not subject to any financing condition, the Company cannot compel B. Riley to contribute its equity financing pursuant to the equity commitment letter, unless the debt financing pursuant to the debt commitment letter has also been funded or will be funded at the Closing if the equity financing is funded. The Company anticipates that, following the Effective Time, the indebtedness outstanding under the First Lien Credit Agreement, dated as of March 10, 2021, among the Company, certain subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. and the Third Amended and Restated Loan and Security Agreement, dated as of March 10, 2021, among the Company, certain subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. is expected to remain outstanding in accordance with the terms thereof. In addition, Parent expects to purchase loans under the Second Lien Credit Agreement, dated as of March 10, 2021, among the Company, certain subsidiaries of the Company, the lenders party thereto and Alter Domus (US) LLC at the Effective Time in an amount expected to be approximately $175 million which will be contributed to the Company and discharged.

Limited Guarantee

On May 10, 2023, concurrently with the execution and delivery of the Merger Agreement, B. Riley entered into a limited guarantee in favor of the Company (the “Limited Guarantee”), with respect to certain obligations of Parent and Merger Sub under the Merger Agreement, including a guarantee of payment for (i) up to $57 million related to certain of Parent’s and Merger Sub’s obligations to consummate the Merger, including, but not limited to, the Parent Termination Fee and certain other reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, and (ii) in the case of any actual fraud or Willful and Material Breach (as defined in the Merger Agreement) by Parent or Merger Sub pursuant to the Merger Agreement, the full, uncapped amount of liability and damages owed by Parent or Merger Sub to the Company under the Merger Agreement.

Voting Agreement

On May 10, 2023, concurrently with the execution and delivery of the Merger Agreement, certain members of the Company’s management team (the “Management Stockholders”) entered into a Voting Agreement with the Company and Parent (the “Voting Agreement”). Pursuant to the Voting Agreement, the Management Stockholders have agreed to vote all shares of Company Common Stock owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and against certain actions that would prevent, interfere with or delay the consummation of the Merger. The Voting Agreement terminates upon the earlier of the Effective Time, the termination of the Merger Agreement in accordance with its terms or, the date on which, subject to the terms of the Voting Agreement, the Merger Agreement is amended to reduce the amount or form of Per Share Merger Consideration, to extend the Outside Date beyond November 10, 2023 or to otherwise impose additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger or in the event the Special Committee changes its recommendation in favor of the Transaction.

Rollover Agreement

On May 10, 2023, concurrently with the execution and delivery of the Merger Agreement, certain stockholders of the Company (the “Rollover Stockholders”) entered into a rollover contribution agreement (the “Rollover Agreement”) between Freedom VCM Holdings, LLC, a Delaware limited liability company and, following the consummation of the Merger, indirect parent of the Company (“Topco”), and each Rollover Stockholder, pursuant to which, at the Effective Time, certain shares (“Rollover Shares”) held by the Rollover Stockholders will be contributed to Topco in exchange for a number of issuances of common membership interests of Topco.

The foregoing description of the Merger Agreement, the Voting Agreement, the Rollover Agreement, the Limited Guarantee and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, the Voting Agreement, the Rollover Agreement and the Limited Guarantee, copies of which are filed as Exhibits 2.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference into this Item 1.01. The Merger Agreement, the Voting Agreement, the Rollover Agreement and the Limited Guarantee are incorporated herein by reference to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual or financial information about B. Riley, Parent, Merger Sub, the Company, or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in each of the Merger Agreement, the Voting Agreement, the Rollover Agreement and the Limited Guarantee: (a) were made only for purposes of the respective agreement and as of specific dates; (b) were solely for the benefit of the parties to the Merger Agreement, the Voting Agreement, the Rollover Agreement and the Limited Guarantee, as applicable; (c) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, the Voting Agreement, the Rollover Agreement and the Limited Guarantee instead of establishing those matters as facts; and (d) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Parent, Merger Sub, the Company or any of their respective subsidiaries or affiliates.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
2.1*	Agreement and Plan of Merger, dated as of May 10, 2023, by and among Franchise Group, Inc., Freedom VCM, Inc. and Freedom VCM Subco, Inc..
10.1	Voting Agreement, dated as of May 10, 2023, by and among Franchise Group, Inc., Freedom VCM, Inc. and each of the persons set forth on the signature pages thereto.
10.2	Rollover Agreement, dated as of May 10, 2023, by and among Freedom VCM Holdings, LLC and each of the persons set forth on the signature pages thereto.
10.3	Limited Guarantee, dated as of May 10, 2023, by B. Riley Financial, Inc. in favor of Franchise Group, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*       Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Forward-looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact. Such statements may include statements regarding the completion of the proposed merger and the expected timing thereof, the expected value provided to stockholders as a result of the proposed merger, the redemption of the Company’s outstanding shares of preferred stock, the Company’s payment of dividends on its outstanding shares of common stock and preferred stock, the management of the Company upon completion of the proposed merger, and the Company’s operating and strategic plans upon completion of the proposed merger. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company or its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; unexpected costs, charges or expenses resulting from the proposed merger; the Company’s ability to retain and hire key personnel in light of the proposed merger; certain restrictions during the pendency of the proposed merger that may impact the company’s ability to pursue certain business opportunities or strategic transactions; the ability of the buyer to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed merger; potential litigation relating to the proposed merger that could be instituted the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; the effect of the announcement of the proposed merger on the Company’s relationships with its franchisees and customers, operating results and business generally; and the risk that the proposed merger will not be consummated in a timely manner, if at all. The Company refers you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-K for the fiscal year ended December 31, 2022, and comparable sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this Current Report on Form 8-K are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its business or operations. Readers are cautioned not to rely on the forward-looking statements contained in this Current Report on Form 8-K. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This Current Report on Form 8-K is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”), and the Company and affiliates of Vintage Capital Management, LLC intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at www.franchisegrp.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 7, 2023 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed merger, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Franchise Group, Inc.

Date: May 10, 2023	By:	/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer